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                                                                    Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 26/Amendment No. 62 to Registration Statement Nos. 033-57320/811-06025 on Form N-6 of our report dated March 28, 2013, relating to the financial statements and financial highlights comprising each of the Investment Divisions of Metropolitan Life Separate Account UL (the "Separate Account") (which report expresses an unqualified opinion on the financial statements and financial highlights and includes an explanatory paragraph referring to changes in the Separate Account's method of accounting for certain mortality and expense risk charges assessed through a redemption of units) appearing in the Prospectus, which is part of such Registration Statement, and our report dated April 2, 2013, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to changes in the Company's method of accounting for deferred policy acquisition costs as required by accounting guidance adopted on January 1, 2012 and the Company's reorganization of its segments in 2012), appearing in the Statement of Additional Information, which is also part of such Registration Statement and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Auditors" in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 11, 2013